                                                                     EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in millions)

                                                              Six Months Ended Six Months Ended
                                                               June 30, 2002    June 30, 2001
                                                              ---------------- ----------------
Net (loss) income from continuing operations.................      $   --           $  (5)
Add:
   Interest expense..........................................          64              94
   Income tax provision (benefit)............................          --              (3)
   Unremitted earnings from equity method investments........          --              (1)
                                                                   ------           -----
       Earnings as defined...................................      $   64           $  85
                                                                   ======           =====
Interest expense.............................................      $   64           $  94
                                                                   ------           -----
       Fixed charges as defined..............................      $   64           $  94
                                                                   ======           =====
Ratio of earnings to fixed charges from continuing operations       1.00x            .90x
                                                                   ======           =====